Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amendment #4 to the Registration Statement on Form F-1 of Dragon Victory International Limited of our report dated June 13, 2017 with respect to the consolidated financial statements of Dragon Victory International Limited as of March 31, 2017 and 2016, and for each of the years in the two-year periods then ended.

For the purpose of the aforesaid Form F-1, we also consent to the reference of our firm as "Experts" under the Experts caption, which, in so far as applicable to our firm means accounting experts.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
June 13, 2017	Certified Public Accountants